EXHIBIT 10.20

AMENDMENT NO. 1 TO FIVE-YEAR CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO FIVE-YEAR CREDIT AGREEMENT (this "Amendment"), dated as of May 22, 2001, is entered into by and among AUTOZONE, INC., a Nevada corporation (the "Borrower"), the Lenders identified on the signature pages hereto and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (in such capacity, the "Agent"). Terms used but not otherwise defined herein shall have the meanings provided in the Amended Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, pursuant to a Five-Year Credit Agreement dated as of May 23, 2000 (the "Credit Agreement") among the Borrower, the Lenders party thereto and the Agent, the Lenders have extended commitments to make a revolving credit facility available to the Borrower; and

WHEREAS, the Borrower, the Required Lenders and the Agent have agreed to amend the Credit Agreement as set forth herein;

NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereby agree as follows:

PART I

DEFINITIONS

SUBPART 1.1. Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Amendment, including its preamble and recitals, have the following meanings:

"Amended Credit Agreement" means the Credit Agreement as amended hereby.

"Amendment Effective Date" as defined in Subpart 3.1.

PART II

AMENDMENTS TO CREDIT AGREEMENT

Effective on (and subject to the occurrence of) the Amendment Effective Date, the Credit Agreement shall be amended in accordance with this Part II. Except as so amended, the Credit Agreement shall continue in full force and effect.

SUBPART 2.1. Amendment to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by deleting the existing definitions of "364-Day Credit Agreement", "Change of Control", "Commercial Credit Business Arrangement", "Consolidated Adjusted Debt" and "Interbank Offered Rate" and replacing them with the following new definitions:

(a) "364-Day Credit Agreement" means that certain Credit Agreement dated as of May 22 2001 by and among the Borrower, the lenders party thereto, Fleet National Bank, as administrative agent and The Chase Manhattan Bank, as syndication agent, as amended, modified, restated, supplemented or replaced from time to time.

(b) "Change of Control" means either (i) a "person" or a "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 50% of the then outstanding voting stock of the Borrower or (ii) a majority of the board of directors of the Borrower shall consist of individuals who are not Continuing Directors. For purposes hereof, "Continuing Directors" means, as of any date of determination, (i) an individual who on the date two years prior to such determination date was a member of the Borrower's board of directors or (ii) (a) any director whose nomination for election by the Borrower's shareholders was approved by a vote of a majority of the directors then still in office who either were directors on the date two years prior to such determination date or whose nomination for election was previously so approved (or who are Continuing Directors pursuant to clause (b) below) or (b) any director who was elected by a majority of the directors then still in office who either were directors on the date two years prior to such determination date or whose nomination for election was previously so approved (or who are Continuing Directors pursuant to clause (a) above).

(c) "Commercial Credit Business Arrangement" means any agreement between the Borrower or any of its Subsidiaries and an entity that purchases such Person's commercial accounts receivables with only such limited recourse back to such Person as is customary in factoring arrangements of this type.

(d) "Consolidated Adjusted Debt" means, at any time, the sum of, without duplication, (i) Consolidated Funded Indebtedness and (ii) the product of Consolidated Rents multiplied by 6.0.

(e) "Interbank Offered Rate" means, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the rate of interest, determined by the Administrative Agent on the basis of the offered rates for deposits in dollars for a period of time corresponding to such Interest Period (and commencing on the first day of such Interest Period), appearing on Telerate Page 3750 (or, if, for any reason, Telerate Page 3750 is not available, the Reuters Screen LIBO Page) as of approximately 11:00 A.M. (London time) two (2) Business Days before the first day of such Interest Period; provided, however, if no such interest rate for a period of time corresponding to such Interest Period appears on Telerate Page 3750 or the Reuters Screen LIBO Page, then the applicable interest rate shall be determined by the Administrative Agent in good faith. As used herein, "Telerate Page 3750" means the display designated as page 3750 by Dow Jones Telerate, Inc. (or such other page as may replace such page on that service for the purpose of displaying the British Bankers Association London interbank offered rates) and "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

 SUBPART 2.2. Amendment to Section 2.2(b). Section 2.2(b) of the Credit Agreement is hereby amended by deleting the following words from the second sentence therein: "such time as determined by each such Lender in accordance with such Lender's customary practices (in any event not to be later than" and by deleting the symbols "))" and substituting ")".

SUBPART 2.3. Amendment to Section 2.2(c). Section 2.2(c) of the Credit Agreement is hereby amended by deleting the following words from the second sentence therein:

"such time as determined by each such Lender in accordance with such Lender's customary practices (in any event not to be later than" and by deleting the symbols "))" and substituting ")".

SUBPART 2.4. Amendment to Section 2.2(d). Section 2.2(d) of the Credit Agreement is hereby amended by deleting the following words from the first sentence therein:

"such time as determined by each such Lender in accordance with such Lender's customary practices (in any event until" and by deleting the symbols "))" and substituting ")".

SUBPART 2.5. Amendment to Section 3.3(b)(ii). Section 3.3(b)(ii) of the Credit Agreement is hereby deleted in its entirety and is replaced with the following:

"(ii) Debt and Equity Issuances. During any period in which the Borrower has a senior unsecured (non-credit enhanced) long term debt rating from S&P of below BBB- and a senior unsecured (non-credit enhanced) long term debt rating from Moody's of below Baa3, immediately upon receipt by the Borrower or any Subsidiary of proceeds from any Debt or Equity Issuance (as defined below) the Borrower shall cause 50% of the net cash proceeds of such Debt or Equity Issuance to be applied as follows: (A) to prepay the principal amount of any borrowings outstanding under the Facilities, with such prepayment applied pro rata to the Facilities (based on outstanding commitments thereunder) to the extent of outstanding borrowings under each Facility (it being understood that the aggregate amount of prepayments required to be made by the Borrower under both Facilities shall not exceed 50% of the net cash proceeds of such Debt or Equity Issuance); and

(B) to permanently reduce on a Dollar for Dollar basis commitments outstanding under the Facilities (regardless of whether there are any outstanding borrowings being prepaid), with such reductions applied pro rata to the Facilities (based on outstanding commitments thereunder) to the extent of outstanding commitments under each Facility (it being understood that the aggregate amount of commitment reductions required to be made by the Borrower under both Facilities shall not exceed 50% of the net cash proceeds of such Debt or Equity Issuance and that a commitment reduction under a Facility shall reduce the individual commitments of the lenders under such facility on a pro rata basis).

 Any prepayment made pursuant to this Section 3.3(b)(ii) shall be accompanied by interest on the principal amount prepaid through the date of prepayment. For purposes hereof, "Debt or Equity Issuance" means the issuance by the Borrower or any of its Subsidiaries (to a Person other than the Borrower or any of its Subsidiaries) of (I) any Indebtedness for borrowed money in the form of publicly issued or privately placed bonds or other debt securities with a maturity of three years or greater or (II) any shares of capital stock or other equity securities." SUBPART 2.6. Amendment to Section 8.1(e)(i)(B). Section 8.1(e)(i)(B) of the Credit Agreement is hereby amended by deleting the phrase between the word "prior" and the symbol "(ii)" and replacing the phrase with the following: "to the applicable maturity date, but after the expiration of all applicable grace periods, and such Indebtedness shall not be repaid when due; or" SUBPART 2.7. Amendment to Section 8.1(f). Section 8.1(f) of the Credit Agreement is hereby amended by inserting the following phrase immediately after the word "thereof" in the last sentence of Section 8.1(f): "or, if longer, within the applicable appeal period (but in no event for more than 90 days from the entry thereof)".
PART III

CONDITIONS TO EFFECTIVENESS

SUBPART 3.1. Amendment Effective Date. This Amendment shall be and become effective as of the date hereof (the "Amendment Effective Date") when all of the conditions set forth below in this Part III shall have been satisfied.

SUBPART 3.2. Execution of Counterparts of Amendment. The Agent shall have received counterparts (or other evidence of execution, including telephonic message, satisfactory to the Agent) of this Amendment, which collectively shall have been duly executed on behalf of each of the Borrower, the Agent and the Required Lenders.

SUBPART 3.3. Legal Details, Etc. The Agent, for the benefit of the Lenders, and its counsel shall have received, and be satisfied with, any supporting documentation as the Agent may reasonably request.

PART IV

MISCELLANEOUS

SUBPART 4.1. Cross-References. References in this Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Amendment.

SUBPART 4.2. Instrument Pursuant to Credit Agreement. This Amendment is a Credit Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Amended Credit Agreement.

SUBPART 4.3. References in Other Credit Documents. At such time as this Amendment shall become effective pursuant to the terms of Subpart 3.1, all references in the Credit Documents to the "Credit Agreement" shall be deemed to refer to the Credit Agreement as amended by this Amendment.

SUBPART 4.4. Representations and Warranties. The Borrower hereby represents and warrants that:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by the Borrower and constitutes the Borrower's legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by the Borrower of this Amendment.

(d) The representations and warranties set forth in Section 5 of the Amended Credit Agreement are, subject to the limitations set forth therein, true and correct in all material respects as of the Amendment Effective Date (except for those which expressly relate to an earlier date).

(e) Subsequent to the execution and delivery of this Amendment and after giving effect hereto, no Default or Event of Default exists under the Amended Credit Agreement or any of the other Credit Documents.

(f) All of the provisions of the Credit Documents, except as amended hereby, are in full force and effect.

 SUBPART 4.5. No Other Changes. Except as expressly modified and amended in this Amendment, all the terms, provisions and conditions of the Credit Documents shall remain unchanged and shall continue in full force and effect.

SUBPART 4.6. Counterparts/Telecopy. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart by telecopy shall be effective as an original and shall constitute a representation that an original will be delivered.

SUBPART 4.7. Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

SUBPART 4.8. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SUBPART 4.9. ENTIRETY. THIS AMENDMENT, THE AMENDED CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS EMBODY THE ENTIRE AGREEMENT BETWEEN THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS, IF ANY, RELATING TO THE SUBJECT MATTER HEREOF. THESE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[Signature pages follow]

This Amendment No. 1 to Five-Year Credit Agreement is executed as of the day and year first written above.

BORROWER:

AUTOZONE, INC.
a Nevada corporation

By:  /s/ James A. Cook, III
Name: James Cook
Title: VP & Treasurer

By: /s/ Harry L. Goldsmith
Name: Harry L. Goldsmith
Title:Sr. Vice President, Secretary & General Counsel

LENDERS:

FLEET NATIONAL BANK

By: /s/ Thomas J. Bullard
Name: Thomas J. Bullard
Title: Director

BANK OF AMERICA, N.A.

By:  /s/ Timothy H. Spanos
Name: Timothy H. Spanos
Title:  Managing Director

THE BANK OF NEW YORK

By: /s/ Howard F. Bascom, Jr.
Name: Howard F. Bascom, Jr.
Title: Vice President

BANK ONE, NA

By:  /s/ Catherine A. Muszynski
Name: Catherine A. Muszynski
Title: Vice President

FIFTH THIRD BANK

By:  /s/Megan S. Heisel
Name: Megan S. Heisel
Title: Corporate Banking Officer

HIBERNIA NATIONAL BANK

By:  /s/ Andrew B. Booth
Name: Andrew B. Booth
Title: Asst Vice President

THE CHASE MANHATTAN BANK

By:  /s/ Barry K. Bergman
Name:  Barry K. Bergman
Title: Vice President

KEYBANK NATIONAL ASSOCIATION

By: /s/ Mark A. LoSchiavo
Name: Mark A. LoSchiavo
Title:  AVP

NATIONAL CITY BANK

By:  /s/ James C. Ritchie
Name: James C. Ritchie
Title:  Assistant Vice President

SUNTRUST BANK

By: /s/ Bryan W. Ford
Name: Bryan W. Ford
Title:  Vice President

UNION PLANTERS N.A.

By: /s/ Keith Hart
Name: Keith Hart
Title:  Vice-President

WACHOVIA BANK, N.A.

By:  /s/ Anne L. Sayles
Name: Anne L. Sayles
Title: Senior Vice President

UNION BANK OF CALIFORNIA, N.A.

By:  /s/ Theresa L. Rocha
Name: Theresa L. Rocha
Title: Vice President

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By:  /s/ James H. Moore, Jr.
Name:  James H. Moore, Jr.
Title: SVP

FIRSTAR BANK, N.A.

By:  /s/ Amanda Smith
Name: Amanda Smith
Title:  AVP

MERRILL LYNCH BANK USA

By:  /s/ D. Kevin Imlay
Name: D. Kevin Imlay
Title: Senior Lending Officer